Exhibit 107.01

Form S-8
(Form Type)
JACK IN THE BOX INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Other(2)	208,743	$78.44	$16,373,800.92	$92.70 per $1,000,000	$1,517.85
Total Offering Amounts					$16,373,800.92		$1,517.85
Total Fee Offsets							$0.00
Net Fee Due							$1,517.85

(1)
Represents 208,743 shares available for issuance or subject to outstanding awards under the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan, as amended (“2015 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization or other similar transaction. This Registration Statement shall also cover an indeterminate number of options and other rights to acquire common stock, to be granted pursuant to the 2015 Plan.

(2)
Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices per share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on March 7, 2022, which was $78.44.